EXHIBIT 10.12

EMPLOYMENT AGREEMENT

Agreement, made as of this 24th day of July, 2006 (“Effective Date”), between Crown Media Holdings, Inc., a Delaware corporation, with offices at 12700 Ventura Boulevard, Los Angeles, California 91604 (“Employer”) and Brian Stewart (“Employee”).

WHEREAS, Employer desires to continue to employ Employee as provided herein and Employee desires to be employed by Employer upon the terms and conditions set forth:

NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

1.      Employment Duties.

(a)    As of the Effective Date, Employer and Employee agree to terminate any and all existing agreements between them and agree to extend Employee’s employment pursuant to the terms of this agreement (“Employment Agreement”).  Employee agrees to serve as Senior Vice President, Finance.  Employee agrees to serve in such capacity and perform responsibilities as shall be designated from time to time by Employer, including as interim Chief Financial Officer.  Employee shall use Employee’s best efforts to promote the interests of Employer and shall devote Employee’s full business time, energy and skill exclusively to the business and affairs of Employer during the “Term” (as “Term” is defined in Paragraph 2 below).

(b)    During the course of Employee’s employment hereunder, Employer may create or utilize subsidiary companies for the production and distribution of programming or to conduct the other activities and businesses of Employer.  Employer shall have the right, without additional compensation to Employee, to loan or make Employee available to any subsidiary of Employer or company in common ownership with Employer to perform services for any programming, property or project owned or controlled by Employer or any such entity, provided that Employee’s services for any such entity shall be consistent with Employee’s duties hereunder.  Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee’s services for each such entity.

2.      Term of Employment.  The term of Employee’s employment (“Term”) with Employer shall commence on the Effective Date and shall end on the second anniversary of the Effective Date, unless terminated earlier as provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties.

3.      Compensation.

(a)    Salary.  As compensation for Employee’s services hereunder, Employer shall pay to Employee a base salary at the rate of Three Hundred Forty Thousand Dollars ($340,000) per year.  During the Term and any extensions, Employer will consider an adjustment of Employee’s base salary on an annual basis.

(b)    Performance Bonus.  Contingent on employment through each year end; the end of the Term; or for termination of employment pursuant to paragraph 8(b) below, following the end of each calendar year during the Term, Employee will be paid a bonus, to be prorated for partial calendar years within the Term, in an amount based on achievement of the financial goals set forth in Schedule A, attached hereto.  Such bonus will be paid to Employee on the date following the applicable calendar year that Employer designates for payment of bonuses to its employees in general.

(c)    RSUs.  Employer will award to Employee Restricted Stock Units (“RSUs”) in an RSU agreement (attached as Schedule B) and pursuant to the terms of and conditions of the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (attached as Schedule C).  Employee has also been granted RSUs under prior agreements which are attached hereto as Schedule D (collectively, with the Schedule B agreement, referred to herein as the “RSU Agreements’).

(d)    Withholding.  All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer.  Employer shall be entitled to deduct from each payment of compensation amounts required under applicable laws or for participation in any employee benefit plans.

(e)    Expenses.  During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and other expenditures incurred by Employee in connection with Employee’s services to Employer in accordance with Employer’s expense account policies.

(f)     Fringe Benefits.  During the Term, Employee shall be entitled to receive the following fringe benefits: (i) group medical, dental, life and disability insurance as per Employer policy, and (ii) any other fringe benefits on terms that are or may become available generally to comparable employees of Employer.

4.      Place of Employment.  During the Term, Employee shall be required to perform Employee’s duties at the principal offices of Employer, or such other location as may be mutually agreeable to Employer and Employee, and Employee shall undertake a reasonable travel required by Employer in connection with the performance of Employee’s duties hereunder.

5.      Confidentiality, Intellectual Property; Name and Likeness.

(a)    Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer and its executives, representatives and employees who need to know such information or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below.  Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee’s duties hereunder) without the prior written consent of Employer.  This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to Employee’s own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the Executive Vice President, Legal and Business Affairs and General Counsel of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

(b)    During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable.  Employee agrees that all such proposals, plans, scripts, treatments and formats are and will be the property of Employer.  Employee further agrees, at Employer’s request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer’s expense.

(c)    Employer shall have the right in perpetuity to use Employee’s name reasonably in connection with credits for programming, properties and projects for which Employee performs any services pursuant to this Agreement.

6.      Employee’s Representations.  Employee represents and warrants that Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee’s duties and obligations hereunder.

7.      Non-Competition; No Raid.

(a)    During the Term, Employee shall not engage directly or indirectly, whether through self-employment or as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which materially interferes with any of Employee’s duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual television material (the “Other Business”).  In the event of a breach of this Paragraph 7(a) by Employee or a claim by Employee pursuant to this paragraph, both Employer and Employee shall have all of the remedies available to Employer at law or equity.  In the event time is of the essence, notwithstanding paragraph 9 below, Employee and Employer agree that temporary and permanent injunctive relief may be sought by either in a court of law.

(b)    Employee further agrees that during the Term and for a period of one year thereafter, Employee will not employ, or attempt to employ or assist anyone else to employ, any person who is, at the date of termination of Employee’s employment, working as an officer, policymaker or in high-level creative development or distribution

(including without limitation executive employees) for or rendering substantially full-time services as Employer.

8.      Termination.

(a)    This Agreement may be terminated and the Term ended on five (5) business days’ written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

(i)     The death of Employee;

(ii)    A serious health condition of Employee that incapacitates Employee (as defined under the Family Medical Leave Act) for a period exceeding an aggregate of twelve work weeks during any twelve month period of the Term.  For purposes of counting the aggregate work weeks, days properly designated by Employee as vacation days shall not be counted;

(iii)   For “cause,” which for purposes of this Agreement shall be defined as:

(A)   The use of drugs and/or alcohol which interfere materially with Employee’s performance of Employee’s services under this Agreement;

(B)   Employee’s conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

(C)   Employee’s persistent and material failure or refusal after written notice of Employee’s persistent refusal to perform after written notice, any of Employee’s duties and responsibilities pursuant to this Agreement; or

(D)   Employee’s dishonesty in non-trivial financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of Employee’s duties hereunder.

(E)    Employee’s material breach of any provision of this Agreement.

(b)    Employer shall also have the right to terminate Employee prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing Employee with written notice.  In the event of a termination pursuant to this Paragraph 8(b), Employee shall not be entitled to any further compensation or benefits except (1) as may be provided under the RSU Agreements; (2) the greater of twelve (12) months base salary or the remaining base salary described in Paragraph 3(a) above for the balance of the Term (as though no termination had occurred) (“Severance Period”), paid in a lump sum and discounted at “prime” rate’s to present value at the time of payment; (3) vested ERISA benefits (e.g., 401k plan); (4) benefits that may be required by law (e.g., COBRA); and (5) prorata bonus through the date Employee’s job duties end to be paid as provided in paragraph 3(b) above.  Employee shall have no obligation to seek comparable employment and if Employee does accept other employment during the Severance Period, there will be no offset by Employer against the amounts payable under this Paragraph 8(b).  If Employer terminates Employee under this Paragraph 8(b), Paragraph 7(a) shall not apply from the date of termination.

(c)    In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraph 8(a) above, Employee shall be paid Employee’s salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs, after which Employer’s obligation to pay salary to Employee shall terminate.  After making the payments provided for in this sub-paragraph (c), Employer shall have no further obligations to Employee pursuant to this Agreement, except (1) as may be provided under the RSU Agreements; (2) vested ERISA benefits; or (3) benefits that may be required by law (e.g., COBRA).

(d)    Upon termination of this Agreement Employee shall promptly return all of Employer’s records and property to Employer.

(e)    Upon termination of Employee’s employment for any reason, Employee shall tender Employee’s resignation from the Board of Directors of any of Employer’s subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

9.      Arbitration.  Any dispute between the Employee and Employer involving any provision of this Agreement of employment matter; including any claim of discrimination under state and federal law, other than an action in court requesting temporary or permanent injunctive relief as set forth in paragraph 7 above, shall be resolved by arbitration under the employment rules of the American Arbitration Association and in accordance with applicable law, allowing all damages and remedies available in a court action.  Such arbitration shall be conducted in the New York City metropolitan area before one (1) neutral arbitrator who is a lawyer with expertise in employment law.  Employer shall pay the expenses of the arbitration and each party shall pay its own legal fees and expenses.  The arbitrator shall provide a reasoned opinion supporting his/her conclusion, including detailed findings of fact and conclusions of law.  Such findings of fact shall be final and binding on the parties, but such conclusions of law shall be subject to appeal in any court of competent jurisdiction.  The parties further stipulate that the laws of the state of New York shall apply to any dispute or action regarding this Agreement.

10.    Assignment.  This Agreement is a personal contract and, without the prior written consent of Employer, shall not be assignable by the Employee.  The rights and obligations of Employer may be assigned and such assignment shall bind in their entirety the successors and assigns of Employer.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all of substantially all of the assets or business of Employer.

11.    Amendment; Captions.  This Agreement contains the entire agreement between the parties.  It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.  If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

12.    Prior Agreements.  This Agreement supersedes and terminates all prior employment agreements between the parties; provided, however, that in the event of a Change in Control as defined in Schedule C attached hereto, the severance provided in the Severance Plan (attached as Schedule E) will control for so long as the Plan is in effect.  Subject to the foregoing provision, this Employment Agreement and the schedules attached hereto set out the full agreement between the parties concerning Employee’s employment.

13.    Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at the address for Employee appearing in Employer’s records.  Notices to Employer shall be addressed to its Chief Executive Officer at the address first written above, with a copy to the Executive Vice President of Legal and Business Affairs, Crown Media Holdings, Inc., 12700 Ventura Blvd., Studio City, CA  91604.  Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

14.    Periods of Time.  Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

15.    Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

CROWN MEDIA HOLDINGS, INC.

By	/s/ Charles Stanford
Title	EVP, General Counsel

EMPLOYEE

/s/ Brian Stewart